Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-160520, 333-117667, 333-117666, 333-106746, 333-98067, 333-68712, 333-40924, 333-86903, 333-16381, and 333-138584, and 333-184564), Form S-8 POS (No. 033-94510), Form S-3 (No. 333-91127) and Form S-3/A (Nos. 333-46441 and 333-59295), of Steven Madden, Ltd, and subsidiaries (the “Company”) of our report dated February 28, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of the Company.

As indicated in the accompanying Management's Annual Report on Internal Control over Financial Reporting, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 did not include the internal controls of Steve Madden Canada, Inc., Steve Madden Retail Canada, Inc., and Pasa Agency, Inc. (collectively, “SM Canada”) because they were acquired by the Company in purchase business combinations during 2012. SM Canada constituted approximately 8% of total assets and approximately 3% and 7% of revenues and net income, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2012. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of SM Canada.

We also consent to the reference to our firm in the Registration Statements on Form S-3 and Form

S-3/A under the caption "Experts".

/S/EisnerAmper LLP
New York, New York
February 28, 2013